PCAOB registered

JORGENSEN & CO

Certified Public Accountants

(425) 450-7024                                                                                                                                                                               www.jorgensencpa.com

October 22, 2009

U. S. Securities & Exchange Commission

450 Fifth Street, NW

Washington, DC

USA  20549

Re: Form 8-K, Item 4 for Find the World Interactive, Inc. (SEC file no. 333134287)

We are the former independent auditors for Find the World Interactive, Inc. (“Company”).  We have read the Company’s current report on Form 8-K dated October 22, 2009. We agree with the disclosures found in the Item 4.01 of that Form solely as they pertain to JORGENSEN & CO. We have no basis, to either agree or disagree with any other aspects of the Form 8-K.

Sincerely,

JORGENSEN & CO.

P.O. Box 535 Bellevue, WA 98009-0535